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                                  EXHIBIT 1(e)

           Amendment to Declaration of Trust, dated October 18, 1996


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                            SECRETARY'S CERTIFICATE

                     Amendment to the Declaration of Trust
                               The HighMark Group
                           (formerly The MERUS Group)

                                October 18, 1996

         The undersigned hereby certifies that he is the Secretary of The HighMark Group (the "Group"), a Massachusetts business trust established by Declaration of Trust dated as of March 10, 1987; that the following is a true and correct copy of a resolution duly adopted by the Board of Trustees on the 18th day of October, 1996, pursuant to Section 6.4 of the Group's Declaration of Trust; that the passage of said resolution was in all respects legal; and that said resolution is in full force and effect:

                  RESOLVED, that pursuant to subsection C of Section 10.8 of the Group's Declaration of Trust, Section 6.4 of said Declaration of Trust is hereby amended as follows:

                           At the end of the first sentence of the second
                  paragraph, add the phrase", and the Trustees may appoint an advisory board, the members of which shall not be Trustees and need not be Shareholders."

Dated this 18th day of October, 1996.

                                     /s/
                                   --------------------
                                   George O. Martinez
                                   Secretary


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